Exhibit 1.2

The combination of Ahlstrom and Munksjö is approved by the European Commission and expected to be completed in the beginning of April 2017

This stock exchange release may not be published or distributed, in whole or in part, directly or indirectly, in or into Canada, Australia, Hong Kong, South Africa, Japan or any other country where such publication or distribution would violate applicable laws or rules or would require additional documents to be completed or registered or require any measure to be undertaken, in addition to the requirements under Finnish law. For further information, see “Important notice” below.

Ahlstrom Corporation STOCK EXCHANGE RELEASE March 13, 2017 at 16:30

The combination of Ahlstrom and Munksjö is approved by the European Commission and expected to be completed in the beginning of April 2017

The European Commission has today approved the merger between Ahlstrom Corporation (“Ahlstrom”) and Munksjö Oyj (“Munksjö”). Ahlstrom and Munksjö have now received all pre-closing competition approvals required for completing the merger.

The merger is currently expected to be completed on or about April 1, 2017. As communicated earlier, the completion of the merger is subject to certain customary conditions concerning, among other things, the availability of financing and the absence of events that would have a material adverse effect on either company

Ahlstrom and Munksjö have agreed to distribute funds to their respective shareholders prior to the completion of the merger in the amount of approximately EUR 23 million each, corresponding to EUR 0.49 per share in Ahlstrom and EUR 0.45 per share in Munksjö. The Boards of Directors of Ahlstrom and Munksjö intend to resolve on the distributions on or about March 16, 2017. If the distributions are resolved upon on March 16, 2017, their record date would be March 20, 2017 and payment date March 27, 2017.

For more information, please contact:

Satu Perälampi

Vice President, Communications

Tel. +358 10 888 4738

Juho Erkheikki

Investor Relations & Financial Communications Manager

Tel. +358 10 888 4731

Ahlstrom in brief

Ahlstrom provides innovative fiber-based materials with a function in everyday life. We are committed to growing and creating stakeholder value by proving the best performing sustainable fiber-based materials. Our products are used in everyday applications such as filters, medical fabrics, life science and diagnostics, wallcoverings, tapes, and food and beverage packaging. In 2016, Ahlstrom’s net sales amounted to EUR 1.1 billion. Our 3,200 employees serve customers in 22 countries. Ahlstrom’s share is quoted on the Nasdaq Helsinki. More information is available at www.ahlstrom.com.

IMPORTANT NOTICE

The distribution of this release may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restrictions. The information contained herein is not for publication or distribution, directly or indirectly, in or into Canada, Australia, Hong Kong, South Africa or Japan. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This release is not directed to, and is not intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction.

This release does not constitute a notice to an extraordinary general meeting or a merger prospectus and as such, does not constitute or form part of and should not be construed as, an offer to sell, or the solicitation or invitation of any offer to buy, acquire or subscribe for, any securities or an inducement to enter into investment activity. Any decision with respect to the proposed statutory absorption merger of Ahlstrom into Munksjö (the “Merger”) should be made solely on the basis of information contained in the actual notices to the extraordinary general meeting of Munksjö and Ahlstrom, as applicable, the merger prospectus and the supplement to the merger prospectus related to the Merger as well as on an independent analysis of the information contained therein. You should consult the merger prospectus and the supplement to the merger prospectus for more complete information about Munksjö, Ahlstrom, their respective subsidiaries, their respective securities and the Merger.

No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Munksjö nor Ahlstrom, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with this release. Each person must rely on their own examination and analysis of Munksjö, Ahlstrom, their respective subsidiaries, their respective securities and the Merger, including the merits and risks involved.

This release includes “forward-looking statements.” These statements may not be based on historical facts, but are statements about future expectations. When used in this release, the words “aims,” “anticipates,” “assumes,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “should,” “will,” “would” and similar expressions as they relate to Munksjö, Ahlstrom, the Merger or the combination of the business operations of Munksjö and Ahlstrom identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this release, including wherever this release include information on the future results, plans and expectations with regard to the combined company’s business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which, even though they seem to be reasonable at present, may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the combined company to differ materially from those expressed or implied in the forward-looking statements. Neither Munksjö nor Ahlstrom, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this release.

This release includes estimates relating to the cost synergy benefits expected to arise from the Merger and the combination of the business operations of Munksjö and Ahlstrom as well as the related integration costs, which have been prepared by Munksjö and Ahlstrom and are based on a number of assumptions and judgments. Such estimates present the expected future impact of the Merger and the combination of the business operations of Munksjö and Ahlstrom on the combined company’s business, financial condition and results of operations. The assumptions relating to the estimated cost synergy benefits and related integration costs are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual cost synergy benefits from the Merger and the combination of the business operations of Munksjö and Ahlstrom, if any, and related integration costs to differ materially from the estimates in this release. Further, there can be no certainty that the Merger will be completed in the manner and timeframe described in this release, or at all.

Notice to Shareholders in the United States

The new shares in Munksjö have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or under any of the applicable securities laws of any state or other jurisdiction of the United States. The new shares in Munksjö may not be offered or sold, directly or indirectly, in or into the United States (as defined in Regulation S under the Securities Act), unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and in compliance with any applicable state securities laws of the United States. The new shares in Munksjö will be offered in the United States in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

Munksjö and Ahlstrom are Finnish companies. Information distributed in connection with the Merger and the related shareholder votes is subject to disclosure requirements of Finland, which are different from those of the United States. The financial information included in this release has been prepared in accordance with accounting standards in Finland, which may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for Ahlstrom’s shareholders to enforce their rights and any claim they may have arising under the U.S. federal securities laws in respect of the Merger, since Munksjö and Ahlstrom are located in non-U.S. jurisdictions, and all of their officers and directors are residents of non-U.S. jurisdictions. Ahlstrom’s shareholders may not be able to sue Munksjö or Ahlstrom or their officers or directors in a court in Finland for violations of the U.S. securities laws. It may be difficult to compel Munksjö and Ahlstrom and their affiliates to subject themselves to a U.S. court’s judgment.